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                                  Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our report dated February 3, 2000 (except with respect to the Company's proposed acquisition of ASI's packaging and test facilities and its investment in ASI as discussed in Note 21, as to which the date is February 28, 2000) and to all references to our Firm included in or made a part of this Current Report on Form 8-K; and to the incorporation of that report included in this Current Report on Form 8-K, into the Company's previously filed Form S-8 Registration Statements File Numbers 333-62891 and 333-86161.


                                                             ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
March 11, 2000